STOCK PURCHASE AGREEMENT

THIS AGREEMENT is entered into on May 12, 2011 between NUCLEAR SOLUTIONS, INC., a Nevada corporation, (herein, the "COMPANY"), and G & A CAPITAL DEVELOPMENT, LLC. a New Jersey limited liability company, (herein, "PURCHASER").

Background:

A.           The COMPANY desires to sell and PURCHASER desires to purchase One Hundred Sixty-Four Million Four Hundred Two Thousand Seventy-Six (164,402,076) common shares of stock.

B.           However, the COMPANY has insufficient authorized common stock capital and a special financing transaction has been developed which will enable the COMPANY to expedite the purchase of the common shares utilizing the COMPANY'S authorized and unissued Ten Million (10,000,000) Preferred Shares.

C.           The COMPANY will sell PURCHASER Five Million (5,000,000) Series "A" Preferred Shares. Additionally, the COMPANY will agree to issue a warrant for the purchase of up to 496,277,915 common shares with an exercise term of six months after the COMPANY sufficiently increased the authorized common stock capital to accommodate said warrant. Upon issuance of the Series "A" Preferred shares, said preferred shares will be immediately forward split One for Forty pursuant to Nevada Revised Statute 78.207, thereby increasing PURCHASER'S Series "A" Preferred Shares to Two Hundred Million (200,000,000) shares. The PURCHASER will agree to immediately execute majority shareholder consent in lieu of a Special Meeting approving, among other things, increasing the common stock capital by amendment to the COMPANY'S articles of incorporation. Upon filing the amended articles of Incorporation increasing the authorized common stock capital to Eight Hundred Million (800,000,000) shares, the Series "A" Preferred Shares will be immediately exchanged for One Hundred Sixty-Four Million Four Hundred Two Thousand Seventy-Six (164,402,076) common shares of stock. The Series "A" Preferred Shares will be cancelled and returned to treasury.

NOW, THEREFORE, based upon the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Agreement

1.          Purchase Price of Shares Purchased from the COMPANY:

With the execution hereof, PURCHASER acquires from the COMPANY and the COMPANY sells to the PURCHASER Five Million (5,000,000) Series "A" Preferred Shares for Six Hundred Sixty-Two Thousand Five Hundred Forty Dollars And Thirty Seven Cents (US$662,540.37), (the "Purchase Price").

Payment:

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The parties agree that funds received by, or payments made on behalf-of the COMPANY prior to the date of this agreement as certified by the PURCHASER and COMPANY in Attachment 1, affixed hereto, constitute payment in full for the purchase of Five Million (5,000,000) Series "A: Preferred Shares. The parties agree that the transaction dates and amounts are certified and approved and accepted by PUCHASER and COMPANY in Attachment 1, affixed hereto.

Disbursement Of Cash: Funds shall be disbursed from the escrow account only m accordance with the Escrow Agreement attached hereto as Attachment 2.

2.          Representations, Warranties Covenants, Obligations and General Provisions:

Representations by COMPANY: COMPANY represents and warrants to PURCHASER as of the date hereof and as of the Closing Date:

(a)    Incorporation, Authority and Qualification of the COMPANY and the COMPANY. Nuclear Solutions, Inc., is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The COMPANY has all necessary corporate power and authority to carry on the business now being conducted by it. The COMPANY is authorized to issue 100,000,000 common shares, par value $0.0001 per share and 10,000,000 preferred shares, par value $0.001 per share. As of the date of this Agreement the COMPANY has 97,890,981 common shares issued and outstanding. No preferred shares are issued or outstanding. Except as described above, no other classes of stock are authorized or issued.

(b)     Authority of COMPANY to Sell Shares. The COMPANY'S shares are free and clear of all liens, charges, demands, community property interests, adverse claims or other restrictions on the exercise of any of the attributes of ownership with the exception of restrictions imposed by applicable federal and state corporate and securities laws. There are no contracts, arrangements, commitments or restrictions relating to the sale, transfer or purchase of the Shares, except as outlined in this Agreement.

(c)     Enforceability of Agreement Against the COMPANY. The COMPANY has all necessary power and authority to enter into this Agreement and the Related Documents to which it is a party, to carry out its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Related Document to which the COMPANY is a party will be, duly executed and delivered by the COMPANY. This Agreement constitutes, and each Related Document to which the COMPANY is a party will constitute, the legal, valid and binding obligations of the COMPANY, enforceable against it in accordance with the respective terms, except as the same may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity.

(d)    Disbursement Of Cash: Funds shall be disbursed from the escrow account only in accordance with the Escrow Agreement attached hereto as Attachment 2.

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(e) Exchange of Shares: The COMPANY shall exchange the (5,000,000) Series "A" Preferred shares for One Hundred Sixty-Four Million Four Hundred Two Thousand Seventy-Six (164,402,076) common shares upon filing the amended articles of Incorporation increasing the authorized common stock capital to Eight Hundred Million (800,000,000) shares

(f) Issue of Warrant: Immediately after the exchange of the Series "A" Preferred shares for common shares with respect to section 2.l(e), the COMPANY shall issue a warrant as attached hereto as Attachment 3 the PURCHASER for the purchase of an additional Four Hundred Ninety-Six Million Two Hundred Seventy-Seven Thousand ine Hundred Fifteen (496,277,915) common shares for an aggregate price of $2,000,000. The warrant shall have an exercise term of six months from the date of issuance. The warrant may be exercised partially from time to time until expiration or until the aggregate limit of $2,000,000 is reached.

(g) Appointment of Independent Executive Committee Member: As soon as practical, but no later than 30 days after the date of this agreement, the COMPANY will nominate an independent member to the Executive Committee, as established by the Board of Directors. Nominee shall only be seated to the Executive Committee with the prior written consent of the PURCHASER.

Shares. The Preferred Shares, when sold and issued by the COMPANY, will be free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership, with the exception of restrictions imposed by applicable federal and state corporate and securities laws, with the following exceptions:

(a)  All of the Preferred Shares will be forward split on a one-for-forty (1:40) basis to yield the total of Two Hundred Million (200,000,000) shares. And;

(b)  All of the Preferred Shares will be immediately exchanged for One Hundred Sixty-Four Million Four Hundred Two Thousand Seventy-Six (164,402,076) common shares upon filing COMPANY articles of amendment increasing the authorized common stock capital from 100,000,000 shares, par value $0.0001 per share to Eight Hundred Million (800,000,000) shares, par value $0.0001 per share. After the exchange of all common shares issued pursuant to this agreement, all Series "A" Preferred Shares will be cancelled and returned to the treasury.

(c)  The Common Shares which will be exchanged for all of the Series "A" Preferred Shares, when exchanged by the COMPANY, will be free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership, with the exception of restrictions imposed by applicable federal and state corporate and securities laws.

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SEC Reports. The COMPANY has furnished to PURCHASER, or the PURCHASER has represented that it has reviewed, copies of its most recent reports which it has filed with the Securities and Exchange Commission from inception until the most recent date of filing (the "SEC Reports"). The COMPANY and PURCHASER acknowledge that COMPANY 1s delinquent in its reporting requirements to the Securities and Exchange Commission.

Litigation.         The purchaser hereby acknowledges that the company has disclosed and made available to the purchaser, full and adequate disclosure including but not limited to any and all pleadings, correspondence, memorandums and available information, including complete access and disclosure from all company representatives and legal Counsel for the company, regarding the claims of Scott Schrader and Schrader and Associates Defined Benefit Plan versus Nuclear Solutions Inc., Et. Al. Case number 10-Cl-1548 filed in the Commonwealth of Kentucky, Franklin Circuit Court, Division 1, including claims and counterclaims, regardless of merit.

(a)          Further, the purchaser hereby acknowledges that the company has made full and adequate disclosure including any and all memoranda, correspondence, resolutions, oral communications and access to company legal counsel, and all company representatives with respect to those claims which Nuclear Solutions Inc. and Fuel Frontiers Inc. may bring against Mr. John Fairweather, past President and CEO of said respective companies and, the potentiality of defenses and counterclaims of Mr. Fairweather regardless of their merit.

(b)          To the knowledge of the COMPANY, currently the COMPANY is not subject to any detrimental order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

PURCHASER represents and warrants to COMPANY as of the date hereof and as of the Closing Date:

(a)          INVESTMENT. The PURCHASER is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The PURCHASER understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the PURCHASER's representations and warranties contained herein.

(b)          DISCLOSURE OF INFORMATION. The PURCHASER has had full access to all information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased by the PURCHASER under this Agreement. The PURCHASER further has had an opportunity to ask questions and receive answers from the COMPANY regarding the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify any information furnished to the PURCHASER or to which the PURCHASER had access.

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(c)   INVESTMENT EXPERIENCE. The PURCHASER understands that the purchase of the Shares Involves substantial risk. The PURCHASER has experience as an investor in securities of companies and acknowledges that it is able to fend for himself, can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the Shares and protecting his own interests in connection with this investment.

(d)   ACCREDITED INVESTOR STATUS. The PURCHASER is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act since (i) he has a net worth in excess of One Million Dollars ($1,000,000); or (ii) his individual income (without his spouse) was in excess of $200,000 in each of the two most recent years, or his joint income with his spouse was in excess of $300,000 in each of those years, and the PURCHASER reasonably expects an income reaching the same income level in the current year.

(e)   RESTRICTED SECURITIES. The PURCHASER understands that the Shares to be purchased hereunder are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the COMPANY in a transaction not involving a public offering and that under the Securities Act and applicable regulations there under such securities may be resold without registration under the Securities Act only in certain limited circumstances. The PURCHASER is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The PURCHASER understands that the COMPANY is under no obligation to register any of the Shares sold hereunder.

(t) ADDITIONAL RESTRICTIONS ON SHARES: PURCHASER agrees that it will not transfer, sell, encumber, pledge, assign, in any manner whatsoever, the Series "A" Preferred Shares, prior to their exchange for the One Hundred Sixty-Four Million Four Hundred Two Thousand Seventy-Six (164,402,076) common shares. PURCHASER agrees that if it breaches this provision, all voting rights associated with the Shares will be transferred to the Directors of the COMPANY, the PURCHASER'S Proxy, and this paragraph will operate as a grant and appointment of a proxy to vote all the Shares at any meeting of the Company's shareholders, without limitation. This right will become effective on the date the COMPANY provides written notice of a breach of this Agreement and the proxy will terminate when the breach is cured.

3.          CLOSING DATE AND DELIVERY

Closing Pate f\v.Q_ Lo <ttion_ The Closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of the COMPANY at approximately ··b'"rn\ (Eastern time), .5-l"L \ \. , or at such other time and place as the COMPANY and the PURCHASER mutually agree (the date of the Closing being hereinafter referred to as the "Closing Date).

lniti.at!'

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3.           Closing:

(a)          The parties shall execute this Stock Purchase Agreement including all attachments referred to by this agreement. Executed counterpart signature pages shall be exchanged by the PURCHASER and the COMPANY.

(b)          Upon receipt of the executed transaction documents the COMPANY shall immediately file the Series "A" Certificate Of Designation, as indicated in Attachment 4. with the Nevada Secretary of State and take all actions required to immediately issue and deliver to the PURCHASER a certificate or certificates representing the Series "A" Preferred Shares in accordance with this Agreement.

(c)          The certificate or certificates representing the Shares shall bear a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), and referring to restrictions on transfer herein, such legend to be substantially as follows:

THESE SECURJTIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURJTIES ACT OF 1933 (THE 'SECURJTIES ACT') OR UNDER THE APPLICABLE OR SECURJTIES LAWS OF ANY STATE. NEITHER THESE SECURJTIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURJTIES ACT OR ANY APPLICABLE SECURJTIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the COMPANY and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares will be placed with the COMPANY's transfer agent.

4.           General Provisions.

Headings and Interpretation.         The headings used in this Agreement are for reference purposes only and will not affect the meaning or interpretation of any term or provision of this Agreement.

Severability.         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Entire Agreement.         This Agreement and the Related Documents represent the entire understanding of the parties with reference to the matters set forth herein and therein. This Agreement and the transaction documents attached hereto supersede all prior negotiations, discussions, and correspondence, communications and prior agreements among the parties relating to the subject matter herin.

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4..4 Notices:         Any notice, offer, acceptance, demand, request, consent, or other communication required or permitted under these Options must be in writing and will be deemed to have been duly given or made either (1) when delivered personally to the party to whom it is directed (or any officer or agent of such party), or (2) three (3) days after being deposited in the United States' mail, certified or registered, postage prepaid, return receipt requested, and properly addressed to the party to whom it is directed. A communication will be deemed to be properly addressed if sent to a party at the address provided below:

If to the Company:

G&A Capital

If to the PURCHASER:

Nuclear Solutions, Inc.

277 White Horse Pike

Suite 200

Atco, New Jersey 08004

Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

filplicable Law; Jurisdiction and Venue.         This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. The parties hereto waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of New Jersey. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

Counterparts and Facsimile Transmission Copies of Originals. This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

Further Assurances, Additional Documents, Etc. The COMPANY and the COMPANY will do any further acts and sign and deliver to PURCHASER or its designated agents, any additional assurances and instruments that the PURCHASER may require to more completely assure to the PURCHASER all rights entitled under ·is Agreement. The following additional documents will be required of, a CASER·

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(a)    Questionnaires completed by all natural persons who have sole or shared voting and dispositive power over the PURCHASER;

(c) Majority Shareholder Consent in Lieu of Special Meeting of the Shareholders approving, among other actions to be taken and at a minimum, increasing the common stock capital to Eight Hundred Million (800,000,000) shares by amendment to the COMPANY'S articles of incorporation.

Termination. Unless extended by written consent of all parties, this Agreement shall terminate and have no further force or effect if the closing hereunder shall not have occurred on or before May 31, 2011.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Stock Purchase Agreement as of the date first written above.

NUCLEAR SOLUTIONS, INC.	G and A CAPITAL DEVELOPMENT, LLC.

By: =:— ;::_.	By:

Harry Bagot
Title: CEO and President	Title:

lnitial: ._n_____

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Attachment 1.

Certification Of Prior Funds Received By Company

1	March 10, 2010	$90,000.00
2	April 13, 2010	$155,000.00
3	March 28, 2011	$6,000.00
4	March 29, 2011	$9,000.00
5	April 7, 2011	$20,000.00
6	April 12, 2011	$49,250.00
7	April 15, 2011	$34,500.00
8	April 16, 2011	$5,000.00
9	April 17, 2011	$12,000.00
10	April 17, 2011	$3,000.00
11	April 20, 2011	$150,500.00
12	April 22, 2011	$600.00
13	April 22, 2011	$44,300.00
1	April 22, 2011	$13,000.00
4	April 22, 2011	$10,000.00
15	April 28, 2011	$5,000.00
16	April 29, 2011	$570.00
17	May 5, 2011	$1,720.37
18	May 5, 2011	$2,000.00
19	May 5, 2011	$1,000.00
20	May 6, 2011	50,100
	Tuta1	S662,540.3Z

On behalf of the PURCHASER and SELLER, this certification is agreed to and accepted by:

NUCLEAR SOLUTIONS, INC.	G and A CAPITAL DEVELOPMENT, LLC.

By:	By:

Harry Bagot
Title: CEO and President	Title: